Report of Independent Accountants



To the Shareholders and Trustees of The Valiant Fund



In our opinion, the accompanying statements of assets and liabilities, including the schedules of investments, and the related statements of operations and
of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of U.S.
Treasury Money Market Portfolio, U.S. Treasury
Income Portfolio, General Money Market Portfolio,
 and Tax-Exempt Money Market Portfolio (separate portfolios constituting The Valiant Fund, hereafter referred to as the "Funds") at August 31, 2001, the results of each of their operations for the periods then ended, the changes in each of their net assets for the periods presented and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United
States of America. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Fund's management; our responsibility is to express an opinion on these financial statements
 based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
 An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement

presentation.  We believe that our audits, which
 included confirmation of securities at August
31, 2001 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.


PricewaterhouseCoopers LLP
Columbus, Ohio
October 10, 2001
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